Exhibit 99.1

CrossAmerica Partners LP Reports Third Quarter 2023 Results

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Reported Third Quarter 2023 Net Income of $12.3 million, Adjusted EBITDA of $44.2 million and Distributable Cash Flow of $31.4 million compared to Third Quarter 2022 Net Income of $27.6 million, Adjusted EBITDA of $62.2 million and Distributable Cash Flow of $50.9 million
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Reported Third Quarter 2023 Gross Profit for the Wholesale Segment of $32.9 million compared to $34.1 million of Gross Profit for the Third Quarter 2022 and Third Quarter 2023 Gross Profit for the Retail Segment of $67.6 million compared to $80.6 million of Gross Profit for the Third Quarter 2022
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Third Quarter 2023 Wholesale Segment gallons distributed increased 2% and Retail Segment same store gallons sold increased 2%
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Retail Segment same store merchandise sales, excluding cigarettes, increased to $53.3 million from $49.1 million and merchandise gross profit increased 23% to $25.4 million for the Third Quarter 2023 when compared to the Third Quarter 2022. Merchandise gross profit percentage was 28.7% for the Third Quarter 2023 compared to the Third Quarter 2022 merchandise gross profit percentage of 27.1%
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Leverage, as defined in the CAPL Credit Facility, was 4.35 times as of September 30, 2023
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The Distribution Coverage Ratio was 1.57 times for the three months ended September 30, 2023 and 1.43 times for the trailing twelve months ended September 30, 2023
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The Board of Directors of CrossAmerica's General Partner declared a quarterly distribution of $0.5250 per limited partner unit attributable to the Third Quarter 2023

Allentown, PA November 7, 2023 – CrossAmerica Partners LP (NYSE: CAPL) (“CrossAmerica” or the “Partnership”), a leading wholesale fuels distributor, convenience store operator, and owner and lessor of real estate used in the retail distribution of motor fuels, today reported financial results for the third quarter ended September 30, 2023.

“CrossAmerica had another excellent quarter with continued strong operating results in fuel margins, fuel volume and store merchandise sales and margin,” said Charles Nifong, President and CEO of CrossAmerica. “While retail fuel margins were down from the extraordinary quarter last year, the overall business still performed well for the current quarter. With our strong balance sheet and solid distribution coverage, the business is well positioned for the future.”

Non-GAAP Measures and Same Store Metrics

Non-GAAP measures used in this release include EBITDA, Adjusted EBITDA, Distributable Cash Flow and Distribution Coverage Ratio. These Non-GAAP measures are further described and reconciled to their most directly comparable GAAP measures in the Supplemental Disclosure Regarding Non-GAAP Financial Measures section of this release.

Same store fuel volume and same store merchandise sales include aggregated individual store results for all stores that had fuel volume or merchandise sales in all months for both periods within the same segment. Same store merchandise sales excludes branded food sales and other revenues such as lottery commissions and car wash sales.

Third Quarter Results

Consolidated Results

Key Operating Metrics	Q3 2023	Q3 2022
Net Income	$12.3M	$27.6M
Adjusted EBITDA	$44.2M	$62.2M
Distributable Cash Flow	$31.4M	$50.9M
Distribution Coverage Ratio: Current Quarter	1.57x	2.55x
Distribution Coverage Ratio: Trailing Twelve Months	1.43x	1.74x

CrossAmerica reported declines in Net Income and Adjusted EBITDA for the third quarter 2023 compared to the exceptionally strong results of the third quarter 2022. For the third quarter 2023, the decrease in Net Income and Adjusted EBITDA was primarily driven by declines in gross profit in both the wholesale and retail segments, as the partnership experienced extraordinary motor fuel margins in the third quarter 2022. The year-over-year decline in Distributable Cash Flow was primarily driven by the decline in Adjusted EBITDA noted above in addition to a $2.2 million increase in interest expense for the quarter when compared to the third quarter of 2022.

Wholesale Segment

Key Operating Metrics	Q3 2023	Q3 2022
Wholesale segment gross profit	$32.9M	$34.1M
Wholesale motor fuel gallons distributed	217.3M	212.7M
Average wholesale gross profit per gallon	$0.086	$0.092

During the third quarter 2023, CrossAmerica’s wholesale segment gross profit declined 4% compared to the third quarter 2022. This was primarily driven by a decrease in motor fuel gross profit, which was driven by a 7% decrease in fuel margin per gallon, partially offset by a 2% increase in wholesale volume distributed. The decrease in fuel margin per gallon was primarily attributable to lower fuel margin on variably priced wholesale contracts during the quarter relative to last year and to the lower cost of fuel and a corresponding decline in CrossAmerica's fuel purchase terms discounts on certain gallons during the third quarter of 2023 compared to the prior year. This was partially offset by better sourcing costs as a result of brand consolidation and other initiatives. The fuel margin per gallon of $0.086 for the third quarter 2023 compared favorably to both the first and second quarters 2023 ($0.083 and $0.082 per gallon, respectively). The increase in wholesale fuel volume was driven primarily by the Community Service Stations, Inc. assets acquired during the fourth quarter 2022, partially offset by the net loss of independent dealer contracts and the conversion of certain lessee dealer sites to company operated sites.

Retail Segment

Key Operating Metrics	Q3 2023	Q3 2022
Retail segment gross profit	$67.6M	$80.6M

Retail segment motor fuel gallons distributed	132.2M	126.7M
Same store motor fuel gallons distributed	121.8M	119.6M
Retail segment motor fuel gross profit	$36.2M	$54.5M
Retail segment margin per gallon, before deducting credit card fees and commissions	$0.372	$0.534

Same store merchandise sales excluding cigarettes*	$53.3M	$49.1M

Merchandise gross profit*	$25.4M	$20.6M
Merchandise gross profit percentage*	28.7%	27.1%

*Includes only company operated retail sites

For the third quarter 2023, the retail segment generated a 16% decrease in gross profit compared to the third quarter 2022. The decline for the third quarter 2023 was due to a decrease in motor fuel gross profit, partially offset by an increase in merchandise gross profit.

The retail segment sold 132.2 million retail fuel gallons during the third quarter 2023, which was an increase of 4% when compared to the third quarter 2022. Retail segment fuel gallons increased during the third quarter of 2023 compared to the prior year due to the conversion of certain lessee dealer sites to company operated sites and higher same store gallon performance relative to the prior year. Same store retail segment fuel volume for the third quarter 2023 increased 2% from 119.6 million gallons during the third quarter 2022 to 121.8 million gallons. While the fuel margin per gallon of $0.372 for the third quarter 2023 declined year-over-year due to the steep drop in crude oil prices during the third quarter 2022, it compared favorably to both the first and second quarters 2023 ($0.318 and $0.370 per gallon, respectively).

For the third quarter 2023, CrossAmerica’s merchandise gross profit and other revenue increased 24% when compared to the third quarter 2022, due to an increase in overall store sales as a result of an increase in the company operated site count due to the conversion of certain lessee dealer and commission agent sites to company operated sites and an increase in both merchandise gross profit percentage and same store sales. Same store merchandise sales, excluding cigarettes, increased 9% for the third quarter 2023 when compared to the third quarter 2022. The merchandise gross profit percentage increased to 28.7% for the third quarter 2023 from 27.1% for the third quarter 2022, primarily due to improved merchandise gross margins and merchandise sales shifting towards higher margin products.

Divestment Activity

During the three months ended September 30, 2023, CrossAmerica sold one property for $0.1 million in proceeds, resulting in a net gain of an insignificant amount. For the nine months ended September 30, 2023, CrossAmerica sold eight properties for $8.3 million in proceeds, resulting in a net gain of $6.3 million.

Liquidity and Capital Resources

As of September 30, 2023, CrossAmerica had $762.5 million outstanding under its CAPL Credit Facility. As of November 2, 2023, after taking into consideration debt covenant restrictions, approximately $170.6 million was available for future borrowings under the CAPL Credit Facility. Taking the interest rate swap contracts the Partnership currently has in place into account, CrossAmerica’s effective interest rate on the CAPL Credit Facility at September 30, 2023 was 4.9%. Leverage, as defined in the CAPL Credit Facility, was 4.35 times as of September 30, 2023. As of September 30, 2023, CrossAmerica was in compliance with its financial covenants under the credit facility.

Distributions

On October 23, 2023, the Board of the Directors of CrossAmerica’s General Partner (“Board”) declared a quarterly distribution of $0.5250 per limited partner unit attributable to the third quarter 2023. As previously announced, the distribution will be paid on November 10, 2023 to all unitholders of record as of November 3, 2023. The amount and timing of any future distributions is subject to the discretion of the Board as provided in CrossAmerica’s Partnership Agreement.

Conference Call

The Partnership will host a conference call on November 8, 2023 at 9:00 a.m. Eastern Time to discuss third quarter 2023 earnings results. The conference call numbers are 888-886-7786 or 416-764-8658 and the passcode for both is 83482565. A live audio webcast of the conference call and the related earnings materials, including reconciliations of any non-GAAP financial measures to GAAP financial measures and any other applicable disclosures, will be available on that same day on the investor section of the CrossAmerica website (www.crossamericapartners.com). To listen to the audio webcast, go to https://caplp.gcs-web.com/webcasts-presentations. After the live conference call, an archive of the webcast will be available on the investor section of the CrossAmerica site at https://caplp.gcs-web.com/webcasts-presentations within 24 hours after the call for a period of sixty days.

CROSSAMERICA PARTNERS LP

CONSOLIDATED BALANCE SHEETS

(Thousands of Dollars, except unit data)

	September 30,	December 31,
	2023	2022
ASSETS
Current assets:
Cash and cash equivalents	$5,790	$16,054
Accounts receivable, net of allowances of $718 and $686, respectively	38,735	30,825
Accounts receivable from related parties	445	743
Inventory	53,609	47,307
Assets held for sale	1,135	983
Current portion of interest rate swap contracts	12,691	13,827
Other current assets	10,856	8,667
Total current assets	123,261	118,406
Property and equipment, net	706,409	728,379
Right-of-use assets, net	153,246	164,942
Intangible assets, net	98,618	113,919
Goodwill	99,409	99,409
Interest rate swap contracts, less current portion	9,301	3,401
Other assets	26,983	26,142
Total assets	$1,217,227	$1,254,598

LIABILITIES AND EQUITY
Current liabilities:
Current portion of debt and finance lease obligations	$3,034	$11,151
Current portion of operating lease obligations	35,085	35,345
Accounts payable	80,216	77,048
Accounts payable to related parties	10,098	7,798
Accrued expenses and other current liabilities	27,577	23,144
Motor fuel and sales taxes payable	21,187	20,813
Total current liabilities	177,197	175,299
Debt and finance lease obligations, less current portion	760,688	761,638
Operating lease obligations, less current portion	123,491	135,220
Deferred tax liabilities, net	11,733	10,588
Asset retirement obligations	47,506	46,431
Other long-term liabilities	47,299	46,289
Total liabilities	1,167,914	1,175,465

Commitments and contingencies

Preferred membership interests	27,101	26,156

Equity:
Common units— 37,970,720 and 37,937,604 units issued and outstanding at September 30, 2023 and December 31, 2022, respectively	1,233	36,508
Accumulated other comprehensive income	20,979	16,469
Total equity	22,212	52,977
Total liabilities and equity	$1,217,227	$1,254,598

CROSSAMERICA PARTNERS LP

CONSOLIDATED STATEMENTS OF OPERATIONS

(Thousands of Dollars, Except Unit and Per Unit Amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Operating revenues (a)	$1,210,023	$1,274,407	$3,371,578	$3,842,651
Costs of sales (b)	1,109,583	1,159,677	3,091,355	3,560,146
Gross profit	100,440	114,730	280,223	282,505

Operating expenses:
Operating expenses (c)	50,609	46,845	146,030	131,170
General and administrative expenses	6,877	6,599	20,091	18,762
Depreciation, amortization and accretion expense	19,096	21,329	58,214	61,523
Total operating expenses	76,582	74,773	224,335	211,455
Gain (loss) on dispositions and lease terminations, net	287	(318)	5,220	(620)
Operating income	24,145	39,639	61,108	70,430
Other income, net	174	120	598	352
Interest expense	(10,559)	(8,351)	(33,254)	(22,333)
Income before income taxes	13,760	31,408	28,452	48,449
Income tax expense	1,468	3,815	2,603	1,843
Net income	12,292	27,593	25,849	46,606
Accretion of preferred membership interests	629	575	1,845	1,138
Net income available to limited partners	$11,663	$27,018	$24,004	$45,468

Earnings per common unit
Basic	$0.31	$0.71	$0.63	$1.20
Diluted	$0.31	$0.71	$0.63	$1.20

Weighted-average common units:
Basic	37,966,474	37,925,082	37,953,348	37,912,737
Diluted	38,139,258	39,037,660	38,126,392	37,950,362

Supplemental information:
(a) includes excise taxes of:	$76,991	$66,129	$223,066	$204,588
(a) includes rent income of:	20,137	21,260	61,980	62,736
(b) excludes depreciation, amortization and accretion
(b) includes rent expense of:	5,679	5,906	16,891	17,692
(c) includes rent expense of:	3,957	4,012	11,666	11,521

CROSSAMERICA PARTNERS LP

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Thousands of Dollars)

	Nine Months Ended September 30,
	2023	2022
Cash flows from operating activities:
Net income	$25,849	$46,606
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation, amortization and accretion expense	58,214	61,523
Amortization of deferred financing costs	2,806	2,053
Credit loss expense	37	139
Deferred income tax expense (benefit)	1,145	(677)
Equity-based employee and director compensation expense	2,084	1,608
(Gain) loss on dispositions and lease terminations, net	(5,220)	620
Changes in operating assets and liabilities, net of acquisitions	(5,926)	14,588
Net cash provided by operating activities	78,989	126,460

Cash flows from investing activities:
Principal payments received on notes receivable	162	102
Proceeds from sale of assets	4,983	4,398
Capital expenditures	(21,680)	(26,784)
Cash paid in connection with acquisitions, net of cash acquired	—	(1,885)
Net cash used in investing activities	(16,535)	(24,169)

Cash flows from financing activities:
Borrowings under revolving credit facilities	221,900	64,600
Repayments on revolving credit facilities	(65,537)	(101,815)
Borrowings under the Term Loan Facility	—	1,120
Repayments on the Term Loan Facility	(158,980)	(24,600)
Net proceeds from issuance of preferred membership interests	—	24,430
Payments of finance lease obligations	(2,150)	(2,030)
Payments of deferred financing costs	(7,106)	(6)
Distributions paid on distribution equivalent rights	(168)	(137)
Income tax distributions paid on preferred membership interests	(900)	—
Distributions paid on common units	(59,777)	(59,713)
Net cash used in financing activities	(72,718)	(98,151)
Net (decrease) increase in cash and cash equivalents	(10,264)	4,140

Cash and cash equivalents at beginning of period	16,054	7,648
Cash and cash equivalents at end of period	$5,790	$11,788

Segment Results

Wholesale

The following table highlights the results of operations and certain operating metrics of the Wholesale segment (thousands of dollars, except for the number of distribution sites and per gallon amounts):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Gross profit:
Motor fuel gross profit	$18,786	$19,501	$53,427	$54,719
Rent gross profit	12,424	12,959	38,281	37,944
Other revenues	1,642	1,657	4,053	5,250
Total gross profit	32,852	34,117	95,761	97,913
Operating expenses	(9,471)	(10,071)	(28,936)	(28,116)
Operating income	$23,381	$24,046	$66,825	$69,797

Motor fuel distribution sites (end of period): (a)
Independent dealers (b)	636	623	636	623
Lessee dealers (c)	582	641	582	641
Total motor fuel distribution sites	1,218	1,264	1,218	1,264

Average motor fuel distribution sites	1,222	1,273	1,243	1,288

Volume of gallons distributed	217,348	212,657	637,340	630,985

Margin per gallon	$0.086	$0.092	$0.084	$0.087

(a) In addition, CrossAmerica distributed motor fuel to sub-wholesalers who distributed to additional sites.

(b) The increase in the independent dealer site count was primarily attributable to the acquisition of assets from Community Service Stations, Inc. and the ongoing real estate rationalization effort, partially offset by the net loss of contracts.

(c) The decrease in the lessee dealer site count was primarily attributable to the conversion of certain lessee dealer sites to company operated sites, largely in the second quarter of 2023, and CrossAmerica's real estate rationalization effort.

Retail

The following table highlights the results of operations and certain operating metrics of the Retail segment (in thousands, except for the number of retail sites):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Gross profit:
Motor fuel	$36,226	$54,476	$98,723	$110,621
Merchandise	25,427	20,649	67,782	57,496
Rent	2,034	2,395	6,808	7,100
Other revenue	3,901	3,093	11,149	9,375
Total gross profit	67,588	80,613	184,462	184,592
Operating expenses	(41,138)	(36,774)	(117,094)	(103,054)
Operating income	$26,450	$43,839	$67,368	$81,538

Retail sites (end of period):
Company operated retail sites (a)	293	252	293	252
Commission agents (b)	189	198	189	198
Total system sites at the end of the period	482	450	482	450

Total retail segment statistics:
Volume of gallons sold	132,160	126,669	382,049	371,524
Same store total system gallons sold(c)	121,782	119,559	347,800	342,758
Average retail fuel sites	482	451	472	452
Margin per gallon, before deducting credit card fees and commissions	$0.372	$0.534	$0.354	$0.400

Company operated site statistics:
Average retail fuel sites	293	253	279	253
Same store fuel volume(c)	81,042	80,387	227,985	227,964
Margin per gallon, before deducting credit card fees	$0.394	$0.596	$0.378	$0.427
Same store merchandise sales(c)	$76,333	$73,060	$207,210	$199,264
Same store merchandise sales excluding cigarettes(c)	$53,305	$49,093	$143,275	$131,881
Merchandise gross profit percentage	28.7%	27.1%	28.5%	27.1%

Commission site statistics:
Average retail fuel sites	189	198	193	199
Margin per gallon, before deducting credit card fees and commissions	$0.325	$0.410	$0.306	$0.345

(a) The increase in the company operated site count was primarily attributable to the conversion of certain lessee dealer and commission sites to company operated sites, largely during the second quarter of 2023.

(b) The decrease in the commission agent site count was primarily attributable to the conversion of certain commission agent sites to company operated sites, largely during the first quarter of 2023.

(c) Same store fuel volume and same store merchandise sales include aggregated individual store results for all stores that had fuel volume or merchandise sales in all months for both periods. Same store merchandise sales excludes branded food sales and other revenues such as lottery commissions and car wash sales.

Supplemental Disclosure Regarding Non-GAAP Financial Measures

CrossAmerica uses the non-GAAP financial measures EBITDA, Adjusted EBITDA, Distributable Cash Flow and Distribution Coverage Ratio. EBITDA represents net income before deducting interest expense, income taxes and depreciation, amortization and accretion (which includes certain impairment charges). Adjusted EBITDA represents EBITDA as further adjusted to exclude equity-based compensation expense, gains or losses on dispositions and lease terminations, net and certain discrete acquisition related costs, such as legal and other professional fees, separation benefit costs and certain other discrete non-cash items arising from purchase accounting. Distributable Cash Flow represents Adjusted EBITDA less cash interest expense, sustaining capital expenditures and current income tax expense. The Distribution Coverage Ratio is computed by dividing Distributable Cash Flow by distributions paid on common units.

EBITDA, Adjusted EBITDA, Distributable Cash Flow and Distribution Coverage Ratio are used as supplemental financial measures by management and by external users of our financial statements, such as investors and lenders. EBITDA and Adjusted EBITDA are used to assess CrossAmerica’s financial performance without regard to financing methods, capital structure or income taxes and the ability to incur and service debt and to fund capital expenditures. In addition, Adjusted EBITDA is used to assess the operating performance of the Partnership’s business on a consistent basis by excluding the impact of items which do not result directly from the wholesale distribution of motor fuel, the leasing of real property, or the day to day operations of CrossAmerica’s retail site activities. EBITDA, Adjusted EBITDA, Distributable Cash Flow and Distribution Coverage Ratio are also used to assess the ability to generate cash sufficient to make distributions to CrossAmerica’s unitholders.

CrossAmerica believes the presentation of EBITDA, Adjusted EBITDA, Distributable Cash Flow and Distribution Coverage Ratio provides useful information to investors in assessing the financial condition and results of operations. EBITDA, Adjusted EBITDA, Distributable Cash Flow and Distribution Coverage Ratio should not be considered alternatives to net income or any other measure of financial performance or liquidity presented in accordance with U.S. GAAP. EBITDA, Adjusted EBITDA, Distributable Cash Flow and Distribution Coverage Ratio have important limitations as analytical tools because they exclude some but not all items that affect net income. Additionally, because EBITDA, Adjusted EBITDA, Distributable Cash Flow and Distribution Coverage Ratio may be defined differently by other companies in the industry, CrossAmerica’s definitions may not be comparable to similarly titled measures of other companies, thereby diminishing their utility.

The following table presents reconciliations of EBITDA, Adjusted EBITDA, and Distributable Cash Flow to net income, the most directly comparable U.S. GAAP financial measure, for each of the periods indicated (in thousands, except for per unit amounts):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Net income (a)	$12,292	$27,593	$25,849	$46,606
Interest expense	10,559	8,351	33,254	22,333
Income tax expense	1,468	3,815	2,603	1,843
Depreciation, amortization and accretion expense	19,096	21,329	58,214	61,523
EBITDA	43,415	61,088	119,920	132,305
Equity-based employee and director compensation expense	961	654	2,084	1,608
(Gain) loss on dispositions and lease terminations, net	(287)	318	(5,220)	620
Acquisition-related costs (b)	120	107	1,361	985
Adjusted EBITDA	44,209	62,167	118,145	135,518
Cash interest expense	(10,078)	(7,668)	(30,448)	(20,280)
Sustaining capital expenditures (c)	(1,837)	(1,974)	(5,322)	(5,191)
Current income tax expense	(905)	(1,656)	(1,458)	(2,519)
Distributable Cash Flow	$31,389	$50,869	$80,917	$107,528
Distributions paid on common units	19,934	19,913	59,777	59,713
Distribution Coverage Ratio (a)	1.57x	2.55x	1.35x	1.80x

(a) Beginning in 2022, CrossAmerica reconciles Adjusted EBITDA to Net income rather than to Net income available to limited partners. The difference between Net income and Net income available to limited partners is that, beginning in the second quarter of 2022, the accretion of preferred membership interests issued in late March 2022 is a deduction from Net income in computing Net income available to limited partners. Because Adjusted EBITDA is used to assess CrossAmerica’s financial performance without regard to capital structure, the partnership believes Adjusted EBITDA should be reconciled with Net income, so that the calculation isn’t impacted by the accretion of preferred membership interests. This approach is comparable to the reconciliation of Adjusted EBITDA to Net income available to limited partners in past periods, as CrossAmerica has not recorded accretion of preferred membership interests in past periods.

(b) Relates to certain discrete acquisition-related costs, such as legal and other professional fees, separation benefit costs and certain purchase accounting adjustments associated with recently acquired businesses.

(c) Under the Partnership Agreement, sustaining capital expenditures are capital expenditures made to maintain CrossAmerica's long-term operating income or operating capacity. Examples of sustaining capital expenditures are those made to maintain existing contract volumes, including payments to renew existing distribution contracts, or to maintain the sites in conditions suitable to lease, such as parking lot or roof replacement/renovation, or to replace equipment required to operate the existing business.

About CrossAmerica Partners LP

CrossAmerica Partners LP is a leading wholesale distributor of motor fuels, convenience store operator, and owner and lessee of real estate used in the retail distribution of motor fuels. Its general partner, CrossAmerica GP LLC, is indirectly owned and controlled by entities affiliated with Joseph V. Topper, Jr., the founder of CrossAmerica Partners and a member of the board of the general partner since 2012. Formed in 2012, CrossAmerica Partners LP is a distributor of branded and unbranded petroleum for motor vehicles in the United States and distributes fuel to approximately 1,700 locations and owns or leases approximately 1,100 sites. With a geographic footprint covering 34 states, the Partnership has well-established relationships with several major oil brands, including ExxonMobil, BP, Shell, Sunoco, Valero, Gulf, Citgo, Marathon and Phillips 66. CrossAmerica Partners LP ranks as one of ExxonMobil’s largest distributors by fuel volume in the United States and in the top 10 for additional brands. For additional information, please visit www.crossamericapartners.com.

Contact

Investor Relations: Randy Palmer, rpalmer@caplp.com or 610-625-8000

Cautionary Statement Regarding Forward-Looking Statements

Statements contained in this release that state the Partnership’s or management’s expectations or predictions of the future are forward-looking statements. The words “believe,” “expect,” “should,” “intends,” “estimates,” “target” and other similar expressions identify forward-looking statements. It is important to note that actual results could differ materially from those projected in such forward-looking statements. For more information concerning factors that could cause actual results to differ from those expressed or forecasted, see CrossAmerica’s Form 10-K or Forms 10-Q filed with the Securities and Exchange Commission, and available on CrossAmerica’s website at www.crossamericapartners.com. The Partnership undertakes no obligation to publicly update or revise any statements in this release, whether as a result of new information, future events or otherwise.